Exhibit 99.1

NEWS RELEASE
Company Contact:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&E : 713-529-6600
For Immediate Release	lelliott@drg-e.com / apearson@drg-e.com

Gastar Exploration Provides Operations Update

HOUSTON, July 8, 2010 – Gastar Exploration Ltd. (NYSE Amex: GST) announced today the following operational updates.  The Donelson #4 well has been completed in two lower Bossier zones.  The B-6 zone was completed and flowed at an initial gross sales rate of 8.6 million cubic feet of natural gas per day (MMCFD).  That zone was put behind a temporary plug and the B-5 zone was completed at an initial gross sales rate of 10.7 MMCFD.  The B-5 zone will be produced until the reservoir pressures equalize and, at that time, the two zones will be co-mingled.  Three additional zones in the Donelson#4 well remain to be completed at future dates.  Gastar has a 67% before payout working interest (49.7% before payout net revenue interest) in the Donelson #4 well.

The Wildman #6H Glen Rose Limestone well has been drilled to total depth and completed.  Results of the well are not being released at this time for competitive reasons.  Gastar has a 100% before payout working interest (75% before payout net revenue interest) in the Wildman #6H well.

The Belin #1 well was successfully repaired and has been back on production since June 21, 2010, from the originally completed B-5 and B-6 zones, as well as three additional zones added earlier this year.  The Belin #1 well is currently flowing at a gross sales rate of 7.5 MMCFD.  Upon depletion of the currently producing zones, Gastar will re-evaluate a completion attempt in the prolific Lanier Sand in this wellbore.  Gastar has a 50% before payout working interest (37% before payout net revenue interest) in the Belin #1 well.

Gastar is currently drilling the Streater #1, a middle Bossier test, at a depth of 14,000 feet and expects to reach a total depth of 18,000 feet within 35 to 40 days.  Gastar has a 100% before payout working interest (76% before payout net revenue interest) in the Streater #1 well.

J. Russell Porter, Gastar’s President and CEO, commented, “Following the Streater well, Gastar plans to test the Eagle Ford shale potential on our Hilltop area acreage as well as start the drilling of one additional lower Bossier well during 2010.  We are also progressing on plans for one operated horizontal Marcellus well later this year and an active 2011 in the Marcellus shale play that should include the drilling of up to 17 gross horizontal Marcellus wells in northern West Virginia and southern Pennsylvania.”

About Gastar Exploration
Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America.  The Company pursues a strategy combining deep natural gas exploration and development with lower risk CBM and shale resource development.  The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania.  Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming.  For more information, visit our web site at www.gastar.com.

The NYSE Amex has not reviewed and does not accept responsibility for the adequacy of this release.

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